UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
January 12, 2012 (January 7, 2012)

GENERAL MARITIME CORPORATION
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

REPUBLIC OF THE MARSHALL ISLANDS
(STATE OR OTHER JURISDICTION OF INCORPORATION)

001-34228	66-071-6485
(COMMISSION FILE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

299 Park Avenue
New York, New York 10171
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(212) 763-5600
(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Not Applicable
(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, Peter C. Georgiopoulos, the Chairman of General Maritime Corporation (the “Company”), previously undertook to assign to the Company his interest in a limited partnership (the “Investment Partnership”) controlled and managed by Oaktree Capital Management, L.P. (“OCM”) which had been granted to him in connection with the transactions contemplated by the Company’s $200 million credit facility with affiliates of OCM (the “OCM Credit Facility”). On January 7, 2012, this assignment was consummated pursuant to an Assignment of Limited Partnership Interest and an amended and restated exempted limited partnership agreement of the Investment Partnership (the “Partnership Agreement”). As a result of the assignment, the Company received substantially the same rights as Mr. Georgiopoulos had under the Partnership Agreement. Under the Partnership Agreement, the Company will be entitled to an interest in distributions by the Investment Partnership, which in the aggregate will not exceed 4.9% of all distributions made by the Investment Partnership, provided that no distributions will be made to the Company until the other investors in the Investment Partnership have received distributions equal to the amount of their respective investments. The Company does not have any rights to participate in the management of the Investment Partnership, and the Company has not made and is not required to make any investment in the Investment Partnership. The Investment Partnership and its subsidiaries currently hold the entire loan made under the OCM Credit Facility, as well as all of the detachable warrants issued by the Company in connection therewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MARITIME CORPORATION
(Registrant)

By:	/s/ Jeffrey D. Pribor
Name:	Jeffrey D. Pribor
Title:	Executive Vice President, Chief Financial Officer

Date: January 12, 2012